NextDecade Announces $175 Million Senior Secured Loan
Proceeds Will be Used to Repay Existing $50 Million Revolving Credit Facility and $12.5 Million Interest Term Loan and for Working Capital and General Corporate Purposes
HOUSTON--(BUSINESS WIRE) --January 6, 2025-- NextDecade Corporation (NextDecade or the Company) (NASDAQ: NEXT) announced today that its wholly owned subsidiary, Rio Grande LNG Super Holdings, LLC, has entered into a credit agreement with General Atlantic Credit's (“GA Credit”) Atlantic Park Fund that provides for a $175 million senior secured loan (the “Senior Loan”).
Proceeds from the Senior Loan were disbursed at closing on December 31, and net proceeds, after fees and related transaction expenses, will be used to repay outstanding borrowings under the Company’s existing $50 million revolving credit facility and $12.5 million interest term loan, and to fund working capital and general corporate purposes, including development expenses for expansion trains 4 and 5 at the Rio Grande LNG Facility.
The Senior Loan matures six years from the closing date. Borrowings under the Senior Loan bear interest at 12.0%, with interest payable quarterly. Interest may be paid in-kind for the first two years after the closing date and then up to 50% paid in-kind thereafter.
On the closing date, NextDecade issued to GA Credit approximately 7.16 million warrants. The warrants are each exercisable for one share of NextDecade common stock at the option of GA Credit, and are exercisable for five years after the closing date. 50% of the warrants are exercisable at $7.15 per share, which represents the 30-day volume weighted average trading price for the 30 trading-day period immediately preceding the closing date, and the remaining 50% of the warrants are exercisable at $9.30 per share.
Santander acted as exclusive financial advisor and Latham & Watkins LLP acted as legal advisor to NextDecade. Akin Gump Strauss Hauer & Feld LLP and Baker Botts L.L.P. acted as legal advisors to GA Credit.
About NextDecade Corporation
NextDecade Corporation is an energy company accelerating the path to a net-zero future. Leading innovation in more sustainable LNG and carbon capture solutions, NextDecade is committed to providing the world access to cleaner energy. Through our subsidiaries Rio Grande LNG and NEXT Carbon Solutions, we are developing a 27 MTPA LNG export facility in South Texas along with one of the largest proposed carbon capture and storage projects in North America. We are also working with third-party customers around the world to deploy our proprietary processes to lower the cost of carbon capture and storage and reduce CO2 emissions at their industrial-scale facilities. NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas. For more information, please visit www.next-decade.com.
About General Atlantic Credit

General Atlantic Credit (“GA Credit”) is the dedicated credit investment platform within General Atlantic, a leading global growth investor. GA Credit leverages a demonstrated track record of strategic credit partnerships across market cycles and capital structures alongside General Atlantic’s more than 40 years of domain expertise and company-building capabilities. GA Credit’s Atlantic Park strategy provides flexible capital to high-quality companies seeking a strategic partner at various stages of the corporate and economic lifecycle. This partnership approach enables Atlantic Park to create customized capital solutions tailored to a company’s specific capital needs. General Atlantic manages approximately $100 billion in assets under management, inclusive of all strategies, as of October 1,

2024, with more than 900 professionals in 20 countries across five regions. For more information on General Atlantic, please visit: www.generalatlantic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design,” “assume,” “budget,” “guidance,” “forecast,” and "target," and other words and terms of similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade and its subsidiaries. These statements have been based on assumptions and analysis made by NextDecade in light of current expectations, perceptions of historical trends, current conditions and projections about future events and trends and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. Although NextDecade believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. NextDecade’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in NextDecade’s periodic reports that are filed with and available from the Securities and Exchange Commission. Additionally, any development of subsequent trains at the Rio Grande LNG Facility or CCS projects remains contingent upon execution of definitive commercial and financing agreements, securing all financing commitments and potential tax incentives, achieving other customary conditions and making a final investment decision to proceed. The forward-looking statements in this press release speak as of the date of this release. NextDecade may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.
Contacts
NextDecade
Investors
Megan Light
mlight@next-decade.com
832-981-6583
Media
Susan Richardson
srichardson@next-decade.com
832-413-6400

General Atlantic
Emily Japlon / Sara Widmann
media@generalatlantic.com